Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Todd Wyatt Office: 210-255-6157 Wireless: 210-347-3540 todd.wyatt@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS SECOND QUARTER
AND FIRST HALF 2011 FINANCIAL RESULTS

Second Quarter Highlights

- Worldwide revenue of $519.8 million, up 4% from the prior-year period, as reported, and up 1% on a constant currency basis

-  Worldwide Active Healing Solutions™ (“AHS”) revenue of $358.0 million, up 3% from $347.7 million in the prior-year period, as reported, and comparable to the prior-year period on a constant currency basis

- Worldwide LifeCell™ revenue of $96.3 million, up 15% from the prior-year period on both a reported and constant currency basis

- Worldwide Therapeutic Support Systems (“TSS”) revenue of $65.5 million, down 1% from $66.3 million in the prior-year period, as reported, and down 6% on a constant currency basis

- Net earnings per diluted share of $1.09, up 45% from the prior-year period, as reported, and up 22% on an adjusted non-GAAP basis

San Antonio, Texas, July 26, 2011 – Kinetic Concepts, Inc. (NYSE: KCI) today reported second quarter 2011 total revenue of $519.8 million, an increase of 4% from the second quarter of 2010.  Total revenue for the first half of 2011 was $1.02 billion, which also represented a 4% increase from the prior-year period.  Foreign currency exchange movements favorably impacted total revenue by 3% for the second quarter of 2011 and 2% for the first half of 2011 compared to the corresponding periods of the prior year.

Net earnings for the second quarter of 2011 were $81.4 million, an increase of 52% compared to $53.6 million for the same period one year ago.  Net earnings per diluted share for the second quarter of 2011 were $1.09 compared to $0.75, or an increase of 45%, from the same period in the prior year.  On a non-GAAP basis, excluding the effects of certain acquisition-related costs and charges recorded in the second quarter of 2010 associated with our TSS portfolio rationalization and Global Business Transformation, net earnings per diluted share were $1.23 for the second quarter of 2011 compared to $1.01 from the same period of the prior year.  Fully diluted, weighted average shares outstanding were 74.9 million for the second quarter of 2011 and 73.4 million for the first six months of 2011, representing increases of 4% and 2%, respectively, from the corresponding periods of the prior year.

“Despite a challenging operating environment, KCI delivered solid financial performance including stable revenue, and strong earnings and cash flow growth year over year,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “After the quarter, we announced an agreement to be acquired for $6.3 billion by a consortium of well-respected private equity investors whose interest in KCI represents an endorsement of our market leadership, differentiated products and services and consistently strong performance.  We’re proud of what we’ve achieved in the marketplace and will continue making the right investments in people, product innovation and commercial capabilities that help the medical community deliver superior outcomes to patients.”

Revenue Recap – Second Quarter and First Half of 2011

Worldwide revenue from AHS products was $358.0 million for the second quarter of 2011 and $698.5 million for the first half of 2011 compared to $347.7 million and $680.7 million, respectively, for the corresponding periods of 2010.  The growth in second quarter worldwide AHS revenue was attributable primarily to favorable foreign currency movements and higher volumes from new markets and recent product introductions, partially offset by lower rental revenue in established markets.  Foreign currency exchange movements favorably impacted worldwide AHS revenues in the second quarter and first half of 2011 by 3% and 2%, respectively, compared to the prior-year periods.

AHS revenue from the Americas region of $266.9 million for the second quarter of 2011 was comparable to the prior-year period and increased 3% from the first quarter of 2011.  AHS Americas revenue for the first half of 2011 was $524.7 million, a 2% increase from the prior-year period resulting from a combination of increased V.A.C.® disposable sales and the adoption of new negative pressure-based therapies we have introduced in the U.S., partially offset by an expected decrease in realized rental pricing.  Foreign currency exchange movements did not have a significant impact on AHS Americas revenue as compared to the prior-year periods.

AHS EMEA revenue was $75.2 million and $144.1 million, respectively, for the second quarter and first half of 2011 compared to $71.9 million and $147.5 million, respectively, for the corresponding periods of the prior year.  Foreign currency exchange rate movements favorably impacted second quarter and first half 2011 AHS EMEA revenue by 12% and 6%, respectively, compared to the prior-year periods.  On a constant currency basis, AHS EMEA revenue decreased 8% during both the second quarter and the first half of 2011 compared to the prior-year periods due to increased European Union healthcare spending austerity measures combined with continued pricing pressures, partially offset by volume growth for V.A.C.Via™.

AHS APAC revenue was $16.0 million and $29.7 million, respectively, for the second quarter and first half of 2011 compared to $9.1 million and $16.6 million, respectively, in the prior-year periods.  Foreign currency exchange rate movements favorably impacted second quarter and first half 2011 AHS APAC revenue by 21% and 18%, respectively, compared to the prior-year periods.  On a constant currency basis, AHS APAC revenue increased 54% and 61%, respectively, during the second quarter and the first half of 2011 compared to the prior-year periods due primarily to higher unit volumes, particularly in Japan, and improved average pricing resulting from favorable product mix by country.

Worldwide LifeCell revenue was $96.3 million and $189.3 million, respectively, for the second quarter and first half of 2011, up 15% and 16%, respectively, from the corresponding prior-year periods.  LifeCell EMEA sales totaled $3.1 million and $5.8 million, respectively, for the second quarter and first half of 2011, up from $1.6 million and $2.6 million, respectively, during the prior-year periods, with growth reported in all geographic locations where we have launched our LifeCell products.  Foreign currency exchange movements did not have a significant impact on worldwide LifeCell revenue as compared to the second quarter and first half of the prior year.

Worldwide TSS revenue was $65.5 million for the second quarter and $133.2 million for the first half of 2011 compared to $66.3 million and $140.1 million, respectively, for the same periods one year ago.  Second quarter 2011 TSS revenue declined 6% on a constant currency basis compared to the same period one year ago due primarily to lower rental volumes in both wound care and bariatric care as hospitals shifted towards capital purchases and away from rentals.  TSS Americas revenue was $41.0 million for the second quarter and $85.5 million for the first half of 2011 compared to $44.6 million and $93.0 million, respectively, for the same periods in the prior year.  TSS EMEA revenue was $24.2 million for the second quarter and $47.1 million for the first half of 2011 compared to $21.6 million and $46.5 million, respectively, for the same periods in the prior year.  Foreign currency exchange rate movements favorably impacted Americas and EMEA TSS revenue by 1% and 13%, respectively, in the second quarter of 2011 and 1% and 6%, respectively, in the first half of 2011 compared to the same periods of the prior year.

Profit Margins

Gross profit for the second quarter and first six months of 2011 was $313.1 million and $602.0 million, respectively, representing increases of 12% and 9%, respectively, from the same periods of the prior year.  Gross profit margin was 60% for the second quarter of 2011, an increase of approximately 400 basis points from the same period one year ago.  The gross profit margin increase was due primarily to lower royalty expense associated with our previous license agreement with Wake Forest University, higher gross margins associated with our LifeCell business unit and lower rental fleet depreciation, partially offset by the additional investment in our AHS sales force during the second half of 2010 and first half of 2011.  During the second quarter of 2010, the Company recorded $23.0 million in royalty expense associated with our previously-existing licensing agreement with Wake Forest.

Selling, general and administrative (“SG&A”) expenses for the second quarter and first six months of 2011 were $152.2 million and $296.5 million, respectively, representing increases of 3% and 5%, respectively, from the same periods of the prior year.  SG&A increases included the impact of unfavorable foreign currency movements, selling costs associated with our LifeCell division, higher costs associated with geographic expansion and new product launches and acquisition-related costs, partially offset by reduced litigation costs and prior-year charges associated with our TSS portfolio rationalization and our Global Business Transformation.

Research and development expenses for the second quarter and first six months of 2011 were $23.4 million and $44.6 million, respectively, representing an increase of 8% from the second quarter of 2010 and a decrease of 4% from the first half of 2010.  Research and development expenses for the first half of 2011 were lower than the prior-year period due primarily to higher costs in the first quarter of 2010 as we prepared for new product launches including V.A.C.Via and Prevena.  Research and development expenses were higher during the second quarter of 2011 compared to the prior-year period due to increased headcount following the formation of our Center for Advanced Research and Technology (“ART”).  The goal of ART is to identify, develop and acquire new technologies to support product development in our AHS, LifeCell and TSS businesses to broaden our existing portfolio with future advanced technologies.  During the second quarter of 2011, total research and development expenses represented 4.5% of revenue compared to 4.4% for the same period one year ago.

Operating earnings for the second quarter and first six months of 2011 were $128.6 million and $243.2 million, respectively, representing increases of 27% and 20%, respectively, from the corresponding periods of the prior year.  The increase in operating earnings resulted from a combination of lower royalty expense, favorable product mix and prior-year charges associated with our TSS portfolio rationalization and Global Business Transformation.  During the second quarter of 2011, the Company recorded $1.2 million in expenses associated with the recently-announced leveraged buyout transaction.

Other Income/Expense

Second quarter 2011 interest expense decreased to $17.2 million compared to $22.3 million in the same period of the prior year due to scheduled and voluntary debt payments made over the last twelve months, as well as lower interest rates due, in part, to our debt refinancing completed in the first quarter of the year.  Long-term debt outstanding, on a debt-instrument basis, as of June 30, 2011 consisted of a senior secured term loan of $536.3 million due 2016 and $690.0 million of 3.25% senior convertible notes due 2015.  Foreign currency transaction losses decreased to $206,000 in the second quarter of 2011 compared to $2.7 million in the prior-year period due primarily to reduced foreign currency exposures.

Income Tax Rate

The effective income tax rate for the second quarter and first six months of 2011 was 27.0% and 27.1%, respectively, compared to 30.0% for both corresponding periods in 2010.  The decrease in the effective income tax rate for the second quarter and first six months of 2011 was due primarily to a higher percentage of taxable income being generated in lower-tax foreign jurisdictions.

Financial Position

Total cash at quarter-end was $498.4 million, an increase of $181.8 million from year-end 2010.  Operating cash flow less net capital expenditures for the first half of 2011 was $162.5 million compared to $99.0 million in the prior-year period due primarily to higher net earnings and lower cash outlays for royalty payments, inventory purchases, interest and income taxes, partially offset by lower cash collections and higher capital expenditures.  Total long-term debt outstanding at June 30, 2011 was $1.125 billion on a GAAP-basis and $1.226 billion on an economic, or debt-instrument, basis.

Subsequent Event

On July 12, 2011, KCI entered into a definitive merger agreement under which a consortium of funds advised by Apax Partners, together with controlled affiliates of Canada Pension Plan Investment Board and Canada’s Public Sector Pension Investment Board, will acquire KCI for $68.50 per share in cash in a transaction valued at $6.3 billion, inclusive of KCI’s outstanding debt.  The merger agreement also provides for a 40-day “go shop” period, during which KCI is permitted to encourage and solicit alternative proposals from third parties.

Outlook

The Company reaffirmed its 2011 financial guidance, based on current information and expectations as of July 26, 2011 (in millions, except per share data) as follows:

			% Change
	FY 2010	FY 2011	from 2010
Total revenue	$ 2,018	$ 2,050 – $ 2,090	2% – 4%

Diluted EPS – GAAP basis	$ 3.57	$ 4.35 – $ 4.45	22% – 25%
Acquisition-related adjustments:
Amortization-related adjustments	0.43	0.35
Non-cash interest – accounting
for convertible debt	0.18	0.19
Restructuring and other charges	0.11	0.07 – 0.09

Adjusted Diluted EPS – non-GAAP basis	$ 4.29	$ 4.96 – $ 5.08	16% – 18%

Diluted weighted average shares outstanding	71.7	73.5 – 74.5	3% – 4%

Non-GAAP Financial Information

Within this document, we have included our results for the second quarter and six months ended June 30, 2011 along with our outlook on a non-GAAP basis to exclude the impact of specified non-cash expenses associated with our 2008 acquisition of LifeCell and the impact of other charges, including costs associated with our TSS portfolio rationalization and our Global Business Transformation incurred in the second quarter of 2010, debt refinancing costs incurred during the first quarter of 2011 and acquisition-related costs incurred during the second quarter of 2011.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2010 and 2011.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Tuesday, July 26, 2011.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	877-537-8066
International Dial-in Number:	+706-758-3983
Conference ID Number:	83431776

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. Web site at http://www.kci1.com/investor/index.asp, by clicking on Webcast – Q2 2011 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until July 25, 2012 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI), is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 7,000 people and markets its products in more than 20 countries.  For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Kinetic Concepts, Inc. (“KCI”) by a consortium comprised of funds advised by Apax Partners, L.P. and Apax Partners LLP, together with controlled affiliates of Canada Pension Plan Investment Board and Canada’s Public Sector Pension Investment Board. KCI plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.  The definitive proxy statement will be mailed to shareholders of KCI.  Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by KCI with the SEC, at the SEC’s web site at http://www.sec.gov.  Free copies of the proxy statement, when it becomes available, and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230-4726, or by calling 210-255-6157.

Participants in Solicitation

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed acquisition.  Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011.  Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed acquisition, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for V.A.C. Therapy resulting from increased competition, the seasonal slowing of V.A.C. Therapy unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies or in our ability to protect our intellectual property rights, or the possibility that the announced merger with Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and Canada’s Public Sector Pension Investment Board is not consummated.  All information set forth in this release and its attachments is as of July 26, 2011.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2011, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, which is expected to be filed with the SEC in early August 2011.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,			Six months ended June 30,
			%			%
	2011	2010	Change	2011	2010	Change
Revenue:
Rental	$279,314	$283,084	(1.3)%	$558,014	$563,075	(0.9)%
Sales	240,516	214,688	12.0	463,000	420,502	10.1

Total revenue	519,830	497,772	4.4	1,021,014	983,577	3.8

Rental expenses	146,353	155,622	(6.0)	296,845	308,841	(3.9)
Cost of sales	60,418	62,307	(3.0)	122,137	123,231	(0.9)

Gross profit	313,059	279,843	11.9	602,032	551,505	9.2

Selling, general and administrative expenses	152,155	147,212	3.4	296,522	282,591	4.9
Research and development expenses	23,411	21,718	7.8	44,594	46,502	(4.1)
Acquired intangible asset amortization	8,856	9,556	(7.3)	17,712	19,715	(10.2)

Operating earnings	128,637	101,357	26.9	243,204	202,697	20.0

Interest income and other	267	143	86.7	469	279	68.1
Interest expense	(17,157)	(22,264)	(22.9)	(37,997)	(45,826)	(17.1)
Foreign currency loss	(206)	(2,657)	(92.2)	(25)	(5,267)	(99.5)

Earnings before income taxes	111,541	76,579	45.7	205,651	151,883	35.4

Income taxes	30,116	22,974	31.1	55,808	45,565	22.5

Net earnings	$81,425	$53,605	51.9%	$149,843	$106,318	40.9%

Net earnings per share:
Basic	$1.13	$0.76	48.7%	$2.09	$1.50	39.3%

Diluted	$1.09	$0.75	45.3%	$2.04	$1.48	37.8%

Weighted average shares outstanding:
Basic	72,128	70,836		71,748	70,678

Diluted	74,882	71,805		73,420	71,657

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$498,424	$316,603
Accounts receivable, net	411,095	414,083
Inventories, net	168,647	172,552
Deferred income taxes	29,065	30,112
Prepaid expenses and other	47,738	34,199

Total current assets	1,154,969	967,549

Net property, plant and equipment	299,332	271,063
Debt issuance costs, net	30,691	22,622
Deferred income taxes	20,597	17,151
Goodwill	1,328,881	1,328,881
Identifiable intangible assets, net	443,922	453,802
Other non-current assets	15,537	14,931

	$3,293,929	$3,075,999

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$51,227	$60,137
Accrued expenses and other	241,628	225,524
Current installments of long-term debt	27,500	169,500

Total current liabilities	320,355	455,161

Long-term debt, net of current installments and discount	1,097,486	935,290
Non-current tax liabilities	37,395	35,588
Deferred income taxes	140,996	163,386
Other non-current liabilities	2,650	3,495

Total liabilities	1,598,882	1,592,920

Shareholders' equity:
Common stock; authorized 225,000 at 2011 and 2010,
issued and outstanding 72,928 at 2011 and 71,996 at 2010	73	72
Preferred stock; authorized 50,000 at 2011 and 2010; issued and
outstanding 0 at 2011 and 2010	-	-
Additional paid-in capital	904,845	852,152
Retained earnings	763,277	613,434
Accumulated other comprehensive income, net	26,852	17,421

Shareholders' equity	1,695,047	1,483,079

	$3,293,929	$3,075,999

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2011	2010
Cash flows from operating activities:
Net earnings	$149,843	$106,318
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Amortization of convertible debt discount	11,279	10,443
Depreciation and other amortization	71,685	80,511
Provision for bad debt	5,364	4,139
Write-off of deferred debt issuance costs	3,218	1,928
Share-based compensation expense	15,879	15,434
Deferred income tax benefit	(21,061)	(29,647)
Excess tax benefit from share-based payment arrangements	(2,082)	(1,392)
Change in assets and liabilities:
Decrease in accounts receivable, net	3,586	30,932
Decrease (increase) in inventories, net	4,504	(36,102)
Increase in prepaid expenses and other	(13,540)	(4,193)
Decrease in accounts payable	(8,585)	(632)
Increase (decrease) in accrued expenses and other	17,824	(20,687)
Increase (decrease) in tax liabilities, net	2,088	(18,692)
Decrease in deferred income taxes, net	(3,541)	(460)

Net cash provided by operating activities	236,461	137,900

Cash flows from investing activities:
Additions to property, plant and equipment	(66,750)	(46,192)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	(7,239)	7,265
Dispositions of property, plant and equipment	913	1,067
Increase in identifiable intangible assets and other non-current assets	(17,364)	(2,091)

Net cash used by investing activities	(90,440)	(39,951)

Cash flows from financing activities:
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(13,830)	(125,054)
Proceeds from exercise of stock options	36,004	10,185
Proceeds from the purchase of stock in ESPP and other	4,107	3,451
Excess tax benefit from share-based payment arrangements	2,082	1,392
Purchase of immature shares for minimum tax withholdings	(3,681)	(1,108)
Refinancing of senior credit facility:
Proceeds from borrowings on refinancing of senior credit facility	146,012	-
Repayments on senior credit facility – due 2013	(123,346)	-
Payment of debt issuance costs	(14,676)	-

Net cash provided (used) by financing activities	32,672	(111,134)

Effect of exchange rate changes on cash and cash equivalents	3,128	(2,904)

Net increase (decrease) in cash and cash equivalents	181,821	(16,089)
Cash and cash equivalents, beginning of period	316,603	263,157

Cash and cash equivalents, end of period	$498,424	$247,068

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended June 30,
	2011				GAAP		Constant
			Constant	2010	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS	$357,971	$(11,382)	$346,589	$347,726	2.9%		(0.3	) %
LifeCell	96,330	(380)	95,950	83,743	15.0		14.6
TSS	65,529	(3,334)	62,195	66,303	(1.2)		(6.2)

Total Revenue	$519,830	$(15,096)	$504,734	$497,772	4.4%		1.4%

AHS:
Americas revenue
Rental	$184,478	$(325)	$184,153	$189,076	(2.4	) %	(2.6	) %
Sales	82,381	(365)	82,016	77,605	6.2		5.7

Total Americas revenue	266,859	(690)	266,169	266,681	0.1		(0.2)

EMEA revenue
Rental	31,775	(3,744)	28,031	33,271	(4.5)		(15.7)
Sales	43,380	(5,040)	38,340	38,648	12.2		(0.8)

Total EMEA revenue	75,155	(8,784)	66,371	71,919	4.5		(7.7)

APAC revenue
Rental	8,861	(995)	7,866	4,502	96.8		74.7
Sales	7,096	(913)	6,183	4,624	53.5		33.7

Total APAC revenue	15,957	(1,908)	14,049	9,126	74.9		53.9

Total rental revenue	225,114	(5,064)	220,050	226,849	(0.8)		(3.0)
Total sales revenue	132,857	(6,318)	126,539	120,877	9.9		4.7

Total AHS Revenue	$357,971	$(11,382)	$346,589	$347,726	2.9%		(0.3	) %

LifeCell Revenue:
Americas revenue
Rental	$355	$-	$355	$-	-%		-%
Sales	92,913	(49)	92,864	82,188	13.0		13.0

Total Americas revenue	93,268	(49)	93,219	82,188	13.5		13.4

EMEA revenue
Sales	3,062	(331)	2,731	1,555	96.9		75.6

Total rental revenue	355	-	355	-	-		-
Total sales revenue	95,975	(380)	95,595	83,743	14.6		14.2

Total LifeCell Revenue	$96,330	$(380)	$95,950	$83,743	15.0%		14.6%

TSS Revenue:
Americas revenue
Rental	$33,505	$(321)	$33,184	$38,584	(13.2	) %	(14.0	) %
Sales	7,461	(109)	7,352	5,979	24.8		23.0

Total Americas revenue	40,966	(430)	40,536	44,563	(8.1)		(9.0)

EMEA revenue
Rental	20,323	(2,457)	17,866	17,648	15.2		1.2
Sales	3,868	(412)	3,456	3,916	(1.2)		(11.7)

Total EMEA revenue	24,191	(2,869)	21,322	21,564	12.2		(1.1)

APAC revenue
Rental	17	(1)	16	3	466.7		433.3
Sales	355	(34)	321	173	105.2		85.5

Total APAC revenue	372	(35)	337	176	111.4		91.5

Total rental revenue	53,845	(2,779)	51,066	56,235	(4.3)		(9.2)
Total sales revenue	11,684	(555)	11,129	10,068	16.1		10.5

Total TSS Revenue	$65,529	$(3,334)	$62,195	$66,303	(1.2	) %	(6.2	) %

(1) Represents percentage change between 2011 Non-GAAP Constant Currency revenue and 2010 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Six months ended June 30,
	2011				GAAP		Constant
			Constant	2010	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS	$698,510	$(12,815)	$685,695	$680,679	2.6%		0.7%
LifeCell	189,344	(587)	188,757	162,758	16.3		16.0
TSS	133,160	(3,509)	129,651	140,140	(5.0)		(7.5)

Total Revenue	$1,021,014	$(16,911)	$1,004,103	$983,577	3.8%		2.1%

AHS:
Americas revenue
Rental	$366,340	$(599)	$365,741	$368,069	(0.5	) %	(0.6	) %
Sales	158,379	(637)	157,742	148,444	6.7		6.3

Total Americas revenue	524,719	(1,236)	523,483	516,513	1.6		1.3

EMEA revenue
Rental	62,224	(3,444)	58,780	68,856	(9.6)		(14.6)
Sales	81,871	(5,216)	76,655	78,668	4.1		(2.6)

Total EMEA revenue	144,095	(8,660)	135,435	147,524	(2.3)		(8.2)

APAC revenue
Rental	16,821	(1,562)	15,259	8,281	103.1		84.3
Sales	12,875	(1,357)	11,518	8,361	54.0		37.8

Total APAC revenue	29,696	(2,919)	26,777	16,642	78.4		60.9

Total rental revenue	445,385	(5,605)	439,780	445,206	-		(1.2)
Total sales revenue	253,125	(7,210)	245,915	235,473	7.5		4.4

Total AHS Revenue	$698,510	$(12,815)	$685,695	$680,679	2.6%		0.7%

LifeCell Revenue:
Americas revenue
Rental	$590	$-	$590	$-	-%		-%
Sales	182,915	(70)	182,845	160,162	14.2		14.2

Total Americas revenue	183,505	(70)	183,435	160,162	14.6		14.5

EMEA revenue
Sales	5,839	(517)	5,322	2,596	124.9		105.0

Total rental revenue	590	-	590	-	-		-
Total sales revenue	188,754	(587)	188,167	162,758	16.0		15.6

Total LifeCell Revenue	$189,344	$(587)	$188,757	$162,758	16.3%		16.0%

TSS Revenue:
Americas revenue
Rental	$72,028	$(617)	$71,411	$79,994	(10.0	) %	(10.7	) %
Sales	13,491	(215)	13,276	12,969	4.0		2.4

Total Americas revenue	85,519	(832)	84,687	92,963	(8.0)		(8.9)

EMEA revenue
Rental	39,990	(2,295)	37,695	37,828	5.7		(0.4)
Sales	7,071	(307)	6,764	8,625	(18.0)		(21.6)

Total EMEA revenue	47,061	(2,602)	44,459	46,453	1.3		(4.3)

APAC revenue
Rental	21	(6)	15	47	(55.3)		(68.1)
Sales	559	(69)	490	677	(17.4)		(27.6)

Total APAC revenue	580	(75)	505	724	(19.9)		(30.2)

Total rental revenue	112,039	(2,918)	109,121	117,869	(4.9)		(7.4)
Total sales revenue	21,121	(591)	20,530	22,271	(5.2)		(7.8)

Total TSS Revenue	$133,160	$(3,509)	$129,651	$140,140	(5.0	) %	(7.5	) %

(1) Represents percentage change between 2011 Non-GAAP Constant Currency revenue and 2010 GAAP revenue.

	KINETIC CONCEPTS, INC. AND SUBSIDIARIES
	Selected Financial Information - GAAP to Non-GAAP Reconciliation
	(in thousands, except per share data)
	(unaudited)

	Three months ended June 30,
				Interest
				Expense -
			Debt	Adoption of	Refinancing
		Amortization	Issuance	Required	of Senior	Restructuring
	2011	of Acquired	Cost	Accounting	Credit	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Facility	Charges	2011	2010	Change

Operating earnings	$128,637	$8,856	$-	$-	$-	$1,206	$138,699	$123,624	12.2%
Net earnings (1)	$81,425	$5,447	$1,065	$3,502	$-	$742	$92,181	$72,533	27.1%
Diluted earnings per share	$1.09	$0.07	$0.01	$0.05	$-	$0.01	$1.23	$1.01	21.8%

	Six months ended June 30,
				Interest
				Expense -
			Debt	Adoption of	Refinancing
		Amortization	Issuance	Required	of Senior	Restructuring
	2011	of Acquired	Cost	Accounting	Credit	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Facility	Charges	2011	2010	Change

Operating earnings	$243,204	$17,712	$-	$-	$-	$1,206	$262,122	$235,123	11.5%
Net earnings (1)	$149,843	$10,893	$2,084	$6,937	$1,979	$742	$172,478	$137,125	25.8%
Diluted earnings per share	$2.04	$0.15	$0.03	$0.09	$0.03	$0.01	$2.35	$1.91	23.0%

	Three months ended June 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2010

Operating earnings	$101,357	$9,556	$-	$-	$12,711	$123,624
Net earnings (1)	$53,605	$5,878	$1,989	$3,243	$7,818	$72,533
Diluted earnings per share	$0.75	$0.08	$0.03	$0.04	$0.11	$1.01

	Six months ended June 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2010

Operating earnings	$202,697	$19,715	$-	$-	$12,711	$235,123
Net earnings (1)	$106,318	$12,125	$4,441	$6,423	$7,818	$137,125
Diluted earnings per share	$1.48	$0.17	$0.06	$0.09	$0.11	$1.91

(1) Adjustments to “Net earnings” are presented net of tax.  The tax effect of each reconciling item is calculated using the Company’s estimated incremental U.S. combined federal and state tax rate of 38.5%.